Exhibit 10.2

ARCTIC CAT INC. CHANGE IN CONTROL AGREEMENT

Parties:	Arctic Cat Inc.	(“Company”)
505 Hwy 169 North, Suite 1000
Plymouth, MN 55441

	Christopher Eperjesy	(“Executive”)
830 Waters Edge Road
Racine, WI 53402

Effective Date: February 16, 2015

RECITALS:

1. Executive is a current executive officer of the Company and has extensive knowledge and experience relating to the Company’s business.

2. The parties recognize that it is in the best interests of the Company and its shareholders to provide certain benefits payable in certain circumstances upon a “Change in Control” to encourage Executive to continue in his position, although no such Change in Control is now contemplated or foreseen.

3. [Intentionally omitted]

AGREEMENTS:

1. Term of Agreement. Except as otherwise provided herein, this Agreement shall become effective on February 16, 2015, and will automatically be extended for successive one-year periods on each January 1 thereafter, unless either the Company or the Executive provides written notice to the other party no later than two months prior to the expiration of the initial term or any automatically extended term of this Agreement of the intent not to extend. If, however, a Change in Control has occurred during the initial or any automatically extended term of this Agreement, this Agreement will continue in effect for a period of the later of:

(a) the end of the Severance Protection Period;

(b) if an event triggering the Company’s severance payment obligations to the Executive under Section 4 (and Section 5, if the obligation arises from a covered termination within the Severance Protection Period) has occurred, until the benefits payable to the Executive hereunder have been paid in full; or

(c) the date the Executive enters into a new employment agreement or change of control agreement with the Company or its successor.

This Agreement neither imposes nor confers any further rights or obligations on the Company or the Executive on the day after the end of the term of this Agreement. Expiration of the term of this Agreement of itself and without separate action by the Company or the Executive will not end the employment relationship between the Company and the Executive.

2. Certain Defined Terms.

(a) “Cause.” For purposes of this Agreement, “Cause” shall mean that the Executive:

(i) willfully or materially breaches his separate employment agreement or continually fails to perform the duties that Executive is required to perform under the terms of his separate employment agreement;

(ii) willfully violates other reasonable and substantial rules governing Executive’s performance, including, without limitation, prohibitions against unauthorized use of drugs or alcohol without treatment;

(iii) violates or willfully refuses to obey reasonable instructions of the Chief Executive Officer and/or the Board, provided that such instructions are not in violation of his separate employment agreement;

(iv) willfully engages in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v) in the performance of Executive’s duties under his separate employment agreement, engages in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company; or

(vi) is convicted of or pleads guilty to any criminal charge or indictment, the nature of which the Company determines, in its sole discretion, has a detrimental impact on the general reputation of the Company.

An act or failure to act is considered “willful” if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. In the event of termination for “Cause,” Executive shall not be entitled to any severance payments or any other payments under this Agreement. Executive shall not be terminated for Cause unless and until the Company shall have delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive’s conduct constituted Cause and specifying the particulars thereof in detail.

(b) “Change in Control.” For purposes of this Agreement, “Change in Control” shall mean any one or more of the following events occurring after the date of this Agreement:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) 50% of either the total fair market value or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (B) during a twelve-month period ending on the date of the most recent acquisition by such Person, 30% of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (W) any acquisition directly from the Company, (X) any acquisition by the Company, including any acquisition which by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any corporation pursuant to a transaction which complies with subclauses (A), (B) and (C) of clause (iii) of this Section 2(b);

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of twelve (12) months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, all of the following conditions are met:

(A) More than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities;

(B) No Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C) At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding any other provision in this Agreement, any transaction defined above that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treas. Reg. §§1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change in Control.

(c) “Date of Termination.” For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination.

(d) “Disability.” For purposes of this Agreement, the term “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e) “Good Reason.” Good Reason will exist in the event that the Company, without the Executive’s written consent:

(i) materially and adversely diminishes the authority, powers, functions, responsibilities or duties assigned to Executive, as compared to those in effect immediately prior to the Change in Control (except for any diminution that occurs solely as a result of the fact that the Company ceases to be a public company);

(ii) materially reduces the Executive’s annual base salary, annual bonus opportunity or long-term incentive opportunity, or any material reduction in the Executive’s aggregate benefits (other than base salary, annual bonus opportunity or long-term incentive opportunity) in effect immediately prior to a Change in Control;

(iii) materially relocates (defined as more than fifty (50) miles) the Company’s principal executive offices or requires Executive to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with Executive’s prior business travel obligations; or

(iv) materially breaches this Agreement or his separate employment agreement.

Within ninety (90) days following the Executive’s actual knowledge of the event that the Executive determines constitutes Good Reason, the Executive must provide written notice to the Company that the Executive has determined that Good Reason exists and specify the event triggering Good Reason. Following receipt of such notice, the Company must remedy the event within thirty (30) days. If the Company fails to remedy the event within such thirty-day period, the Executive must terminate for Good Reason within ten (10) days thereafter.

(f) “Notice of Termination.” For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth a summary of the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(g) “Severance Protection Period” shall mean the period commencing on the day on which a Change in Control occurs and ending on the second anniversary following such date and shall be inclusive of both such dates.

3. Termination by the Company Other Than for Cause or Resignation by the Executive for Good Reason During the Severance Protection Period. If during the Severance Protection Period, the Company terminates the Executive’s employment, unless such termination is (i) because of Executive’s death or Disability, (ii) by the Company for Cause, or (iii) by Executive other than for Good Reason, then the terms of Section 4 will apply. If, during the Severance Protection Period, the Company terminates Executive’s employment as a result of Executive’s Disability or Executive’s employment terminates due to his death, then Executive will be entitled to receive severance or other benefits as may then be available under the Company’s then-existing written benefits plans and practices, including but not limited to any Company-sponsored disability insurance policy, or pursuant to other written agreements with the Company, but will not be eligible for the benefits provided under Section 4. Nothing in this Agreement shall limit the benefits otherwise available under the agreements or programs of the Company for Disability, death or otherwise.

4. Benefits Payable to Executive. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the Severance Protection Period, and provided in either case that the Executive has executed a written release of any and all claims arising during the Executive’s employment in form acceptable to the Company and the rescission period specified therein has expired, the Company will pay or provide the following amounts or benefits to the Executive:

(a) any accrued but unpaid annual base salary and any other form or type of compensation, benefit or perquisite that is vested or accrued at the Date of Termination of the Executive’s employment with the Company for services rendered to such date, and payment for any accrued paid time off in accordance with Company policy, to be paid in cash in a single sum on the 30th day following the Date of Termination;

(b) the annual incentive bonus for that fiscal year at target performance (or if the target goals have not been set at the time of the Executive’s employment termination, then the target goals in effect for the prior fiscal year), waiving any other condition precedent, such as continued employment, multiplied by a fraction, the numerator of which is the number of days worked by the Executive in the bonus period prior to the termination of employment, and the denominator of which is the number of days in the bonus period, less any amount of any such incentive bonus that has been paid, to be paid in cash in a single sum on the 30th day following the Date of Termination;

(c) a severance payment equal to 2.99 times the Executive’s annual incentive bonus for that fiscal year at target performance (or if the target goals have not been set at the time of the Executive’s employment termination, then the target goals in effect for the prior fiscal year), waiving any other condition precedent, such as continued employment, to be paid in cash in a single sum on the 30th day following the Date of Termination;

(d) a severance payment equal to 2.99 times the Executive’s annual base salary, based upon the weekly equivalent of the Executive’s annual base salary in effect on the Date of Termination (without regard to any reduction that is in breach of this Agreement), to be paid in cash in a single sum on the 30th day following the Date of Termination;

(e) payment equal to the Company’s portion of the premium payable under the Company’s group health plans for providing health benefits (i.e., medical, dental and vision benefits and group health and life insurance plans) to the Executive and to those family members covered through Executive under the Company’s group health plans immediately prior to the Date of Termination, such coverage to be provided under the group health plans in which Executive and his covered family members are participating immediately prior to the Date of Termination or elect in accordance with the Company’s applicable established procedures (reduced by any amounts which Executive is required to pay for such health benefit coverage). The Company shall pay or cause to have paid all amounts due under this Section 4(e) in 24 monthly installments, with the first installment due or credited within 30 days after the Date of Termination; provided, however, that installments may be reduced or eliminated to the extent that Executive becomes eligible for other group health coverage through a subsequent employer; and provided further that any group health benefits provided by the Company under this Section 4(e) shall run concurrently with any continuation coverage to which Executive or his dependents may be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder, or under comparable state law.

(f) outplacement services, including counseling and guidance, to assist in securing subsequent employment, up to a maximum dollar value of twenty-five thousand dollars ($25,000) following Executive’s termination. Except as otherwise expressly provided herein, to the extent any expense reimbursement under this clause (f) is determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder (“Section 409A”), the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year; in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses; and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

Except as provided in (a) through (f) above and Section 5 below, the Company will have no further obligations under this Agreement. The purpose of providing the benefits pursuant to Section 4(e) shall be to provide the Executive and/or the Executive’s covered family members with continued health benefits at least equal to those which would have been provided to them in accordance with the Company’s health plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company (in each case with such contributions by the Executive as would have been required had the Executive’s employment not been terminated).

Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to the severance pay and benefits described in this Section 4 only if (i) on or within 30 days following the Date of Termination, Executive signs and does not rescind a release agreement in a form prepared by the Company, to include but not be limited to a comprehensive release of all legal claims by Executive in favor of the Company (other than rights under this Agreement), and (ii) Executive fully complies with his confidentiality, non-solicitation, non-competition and disclosure and assignment obligations under his employment agreement, as amended, with the Company. Such severance pay and benefits will be made or commence on the 30th day following the Date of Termination if the release specified in (i) above has been executed and not revoked by that 30th day. Executive further understands and agrees that if he does not sign the required release agreement, if he rescinds the required release agreement after signing, or if he does not fully comply with the confidentiality, non-solicitation, non-competition, and/or disclosure and assignment requirements set forth in his employment agreement, he will not be entitled to the severance pay or benefits described in this Section 4 and will be obligated to return any severance pay and/or benefits already received.

5. Accelerated Vesting of Equity-Based Awards. If a Change in Control occurs, all unvested stock options and restricted stock and stock equivalent awards, including performance awards and stock-settled appreciation rights, that have been granted or sold to the Executive by the Company and which have not otherwise vested, shall immediately accelerate and vest in full. With respect to stock equivalents, the acceleration and vesting described in this Section 5 shall be subject to any valid deferral election which was made prior to that time by the Executive under any Company non-qualified deferred compensation plan, program or permitted deferral arrangement then in effect.

6. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be: (i) delivered in full, or (ii)

delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

7. Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

8. Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Executive, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place. Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Executive to the benefits provided in Section 4, subject to Section 6, as if Executive had terminated employment for Good Reason following a Change in Control.

9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

10. Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

12. Construction. Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

13. Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. 409A Compliance. Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Section 409A. The parties agree that this Agreement will be amended (as determined by the Company in its discretion) to the extent necessary to comply with Section 409A, as amended from time to time. Further, if all or any portion of the payments described in this Agreement are subject to the requirements of Section 409A and the Company determines that the Executive is a “specified employee” as defined in Section 409A as of the Date of Termination (which will have the same meaning as “separation from service” as defined in Section 409A), such payments will be paid on the first day following the six-month anniversary of the Date of Termination or, if earlier on the date of the Executive’s death. Any payments that were originally scheduled to be paid after the six-month anniversary of the Date of Termination shall continue to be paid in accordance to their predetermined schedule.

15. Entire Agreement. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as result of employment by another employer or by any retirement benefits which may be paid or payable to Executive except for those welfare benefits provided pursuant to Section 4(e).

18. Enforcement. If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement, the Company shall, regardless of the outcome of such effort, pay or reimburse Executive for such fees and expenses. The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after its receipt of his request for reimbursement accompanied by reasonable evidence that the fees and expenses were incurred. If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to 200 basis points over the prime commercial lending rate published from time to time in The Wall Street Journal; provided, however, that if the interest rate determined in accordance with this Section shall in no event exceed the highest legally-permissible interest rate.

19. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, after 20 days of such discussions, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities litigation or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement; provided however, the arbitration shall not be administered by the American Arbitration Association. Discovery shall be limited. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. Unless otherwise ordered by the arbitrator, the parties shall share equally in the payment of the fees and expenses of the arbitrator. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees, including the arbitrator’s fees, and expenses, and the prevailing party’s travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year written below.

ARCTIC CAT INC.

Date: January 30, 2015	By:	/s/ CHRISTOPHER T. METZ
	Its:	President and Chief Executive Officer

Date: February 3, 2015	/s/ CHRISTOPHER J. EPERJESY
Christopher Eperjesy

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